UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 9, 2016

Argos Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4233 Technology Drive, Durham, North Carolina 27704
(Address of Principal Executive Offices) (Zip Code)

(919) 287-6300
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (b)       On December 9, 2016, Philippe van Holle voluntarily resigned from Argos Therapeutics, Inc.’s (the "Company") Board of Directors (“the Board”), effective as of that date. There were no disagreements between Mr. van Holle and the Company or any officer or director of the Company which led to Mr. van Holle’s resignation. Mr. van Holle had served on the Board since 2014. With the resignation, Mr. van Holle also resigned as a member of the Company’s Audit Committee and Compensation Committee.

Also on December 9, 2016, the Board elected Ralph Snyderman, M.D., as a Class III Director to fill the vacancy resulting from the resignation of Mr. van Holle, effective immediately.  Dr. Snyderman’s term will expire at the 2017 annual meeting.

In accordance with the Company’s current non-executive director compensatory arrangements, Dr. Snyderman (a) received an initial grant of an option to purchase 30,000 shares of the Company’s common stock, $0.001 par value per share (“common stock”), at $4.90 per share, which is the closing share price of the Common Stock on the NASDAQ Global Market on December 9, 2016, which becomes exercisable on a quarterly basis over the course of three years and remains exercisable thereafter until the tenth anniversary of the date of grant, in each case subject to continued service to the Company, (b) will receive a $40,000 annual retainer, and (c) will be eligible for committee fees, as applicable.  Upon election, Dr. Snyderman was appointed to serve as a member of the Company’s Audit Committee and Compensation Committee.

Dr. Snyderman will enter into an indemnification agreement with the Company. The indemnification agreement is in the same form as the form of indemnification agreement that the Company has entered into with its other directors, which agreement will provide that the Company will indemnify the relevant director for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

There are no arrangements or understandings between Dr. Snyderman and any other person pursuant to which Dr. Snyderman was elected as a director.

In addition, on December 9, 2016, Andrei Petrov, Ph.D., voluntarily resigned from the Board, effective as of that date.  There were no disagreements between Dr. Petrov and the Company or any officer or director of the Company which led to Dr. Petrov’s resignation.  Dr. Petrov had served on the Board since 2013.  With the resignation, Dr. Petrov also resigned as a member of the Company’s Nominating and Governance Committee and Compensation Committee.

On December 13, 2016, the Board of Directors of the Company elected Irackly Mtibelishvily as a Class III Director to fill the vacancy resulting from the resignation of Dr. Petrov, effective immediately.  Mr. Mtibelishvily’s term will expire at the 2017 annual meeting.

In accordance with the Company’s current non-executive director compensatory arrangements, Mr. Mtibelishvily (a) received an initial grant of an option to purchase 30,000 shares of the Company’s Common Stock at $4.60 per share, which is the closing share price of the Common Stock on the NASDAQ Global Market on December 13, 2016, which becomes exercisable on a quarterly basis over the course of three years and remains exercisable thereafter until the tenth anniversary of the date of grant, in each case subject to continued service to the Company, (b) will receive a $40,000 annual retainer, and (c) will be eligible for committee fees, as applicable.  Upon election, Mr. Mtibelishvily was appointed to serve as a member of the Company’s Nominating and Governance Committee.

Mr. Mtibelishvily will enter into an indemnification agreement with the Company. The indemnification agreement is in the same form as the form of indemnification agreement that the Company has entered into with its other directors, which agreement will provide that the Company will indemnify the relevant director for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

There are no arrangements or understandings between Mr. Mtibelishvily and any other person pursuant to which Mr. Mtibelishvily was elected as a director.

In connection with the vacancy created by Dr. Petrov’s resignation, Robert Carey was appointed to the Compensation Committee.

A copy of the Company’s press release announcing Mr. van Holle’s and Dr. Petrov’s resignations and Dr. Snyderman’s and Mr. Mtibelishvily’s appointments is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1. Press release dated December 13, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Argos Therapeutics, Inc.

Date: December 15, 2016	By:	/s/ Jeffrey D. Abbey
Jeffrey D. Abbey
President and Chief Executive Officer